Exhibit 10.7



                        RIGHT OF FIRST REFUSAL AGREEMENT


   This Right of First Refusal Agreement is made as of November 1, 1996 by and between Apple Residential Income Trust, Inc. ("Apple") and Cornerstone Realty Income Trust, Inc. ("Cornerstone"), and provides:


                                    RECITALS

A. Apple is a Virginia corporation which intends to elect tax treatment as a "real estate investment trust," and to engage in the business of the acquisition and ownership of apartment properties in Texas and other areas.

B. Cornerstone is a real estate investment trust engaged in the acquisition, ownership and management of apartment properties in the mid-Atlantic and southeastern regions of the United States.

C. Apple Residential Advisors, Inc. ("ARA") and Apple Residential Management Group, Inc. ("ARM") have agreed to provide to Apple certain company administration and property management services under contracts between them and Apple. Cornerstone will own certain stock in ARA and ARM and has agreed to make certain of its personnel available to assist ARA and ARM in providing their company administration and property management services to Apple.

D. Apple and Cornerstone desire to enter into a further agreement under which Apple will grant to Cornerstone a "right of first refusal" to acquire certain properties or assets of Apple at such time or times as Apple proposes to sell or otherwise dispose of such properties or assets, all on the terms set forth herein.

   NOW THEREFORE, in consideration of the matters referred to in the foregoing Recitals, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. Right of First Refusal.

(a) At such time as Apple proposes the sale or other disposition of one or more properties owned by it or proposes the sale or other disposition by Apple of substantially all of its assets, stock or business, whether in a single transaction or in a series of transactions, and whether such transaction is structured as a sale, exchange, merger, consolidation, lease, share exchange or otherwise, it shall first offer

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     Cornerstone  the right to acquire such  property or properties or to become the acquiring property in any such proposed transaction before concluding the proposed sale, disposition or transaction with any third party.

(b) If the third party offers cash for the property, assets, stock or business of Apple, Cornerstone must offer cash if it wishes to exercise its right of first refusal. If the third party offers property other than cash, Cornerstone will be permitted to offer property of a similar character with the same value. The value of the property offered by the third party and Cornerstone will be the market value if the property has a readily ascertainable market value (such as listed stock), and otherwise will be determined in good faith by agreement of the boards of directors of Apple and Cornerstone, or if such boards are unable to agree, by the average of two appraisals undertaken by two qualified independent appraisers, one selected by each board of directors.

2.   Procedures for Exercise.

(a) Apple shall give Cornerstone written notice (the "Transaction Notice") of any proposed transaction within the scope of this Agreement (a "Transaction") not later than 30 days before the closing date set for the proposed Transaction. Such notice shall set forth in reasonable detail the subject of the proposed Transaction, including without limitation the property or other assets proposed to be sold or otherwise disposed of, the consideration for which such property or other assets are proposed to be sold or disposed of, the identity of the proposed purchaser or acquiring party, and all other information which has been disclosed or is proposed to be disclosed by Apple to the third party in the proposed Transaction. By notice (the "Exercise Notice") delivered to Apple within 15 days after receipt of the Transaction Notice, Cornerstone may elect to exercise its right of first refusal by stating in its Exercise Notice to Apple that it will acquire the property or other assets described in the Transaction Notice. The Exercise Notice from Cornerstone shall, if the consideration to be paid by it is other than cash, include a description of the property proposed to be provided by Cornerstone as the purchase or acquisition price.

(b) Should Cornerstone fail to elect by notice sent in compliance with this Agreement to exercise its right of first refusal, then for not more than 60 days following the expiration of the period for exercise of the right of first refusal, Apple may conclude the proposed sale or other disposition to the third party on terms not materially different from those set forth in the Transaction Notice.

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     After the  expiration  of such 60-day  period,  the right of first  refusal provided for in this Agreement shall again apply.

3.   Liquidated Damages for Breach.

(a) Should Apple default in any obligation to grant to Cornerstone a right of first refusal to acquire a property or properties or to become the acquiring property in any proposed transaction as required under this Agreement, Apple agrees that it shall be obligated to pay to Cornerstone as liquidated and agreed-upon damages cash in the amount of 3% of the aggregate consideration agreed to be paid for the property, assets, stock or business by any third party in the transaction with respect to which there is a breach.

(b) Apple agrees and acknowledges that it would be impossible to quantify the damages that would be suffered by Cornerstone in the event of a breach by Apple of its obligations to grant to Cornerstone a right of first refusal hereunder, that the agreed-upon liquidated damages set forth herein are reasonable and a good faith estimate of the minimum damages that Cornerstone might be expected to suffer as a result of any such breach, and that it has agreed to pay such liquidated damages in consideration of the matters referred to in the Recitals and other good and valuable consideration given by Cornerstone to Apple, including Cornerstone's execution of this Agreement.

4.   Miscellaneous.

     This Agreement shall be construed in accordance with and in all respects governed by the laws of the Commonwealth of Virginia.

     WITNESS the following the signatures.


                                            APPLE RESIDENTIAL INCOME TRUST, INC.



                                            By: /s/ Glade M. Knight
                                                -----------------------------
                                            Title: President
                                                   --------------------------




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                                         CORNERSTONE REALTY INCOME TRUST, INC.



                                            By: /s/ Glade M. Knight
                                                -----------------------------
                                            Title: President
                                                   --------------------------



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